Exhibit 10.1

LEASE AGREEMENT

Office Building-North Parcel

This Lease Agreement is made and entered by and between PIN OAK NORTH PARCEL TT, LLC, a Delaware limited liability company, hereinafter referred to as “Lessor”, and BIO-PATH HOLDINGS, INC., a Utah corporation, hereinafter referred to as “Lessee”:

WITNESSETH:

SEC. 1 LEASED PREMISES: In consideration of the mutual covenants as set forth herein, Lessor and Lessee hereby agree as follows:

A. Lessor hereby leases to Lessee and Lessee hereby leases from Lessor for the rental and on the terms and conditions hereinafter set forth approximately 3,002 square feet of rentable area on the 2nd floor as indicated on the plan attached hereto as Exhibit “A” and known as Suite 210 (the “Leased Premises”) in the office building located at 4710 Bellaire, Bellaire, Harris County, Texas 77401 (the “Building”). Facilities and areas of the Building that are intended and designated by Lessor from time to time for the common, general and nonexclusive use of all tenants of the Building are defined as the “Common Areas” which is part of the land described in Exhibit “A-1” (the “Land”). Lessor has the exclusive control over and right to manage the Common Areas and Land. Lessor shall have the exclusive use and control over all other areas of the Building and the property including, but not limited to, risers, horizontal and vertical shafts and telephone closets. Lessor reserves the right at any time to, in its commercially reasonable discretion, relocate, vary and adjust the size of the various buildings, covenants, automobile parking areas, Land and Common Areas.

B. Lessor also leases to Lessee certain parking space in the garage on the terms and conditions set forth in Exhibit “B” attached hereto. The total number of parking spaces for the property shall not decrease during the term of this lease.

C. The Leased Premises shall be delivered to Lessee and Lessee shall accept same, in its current “AS IS, WHERE IS” condition subject to the construction of leasehold improvements, if any, set forth and described on Exhibit “F” attached hereto and made a part hereof for all purposes. Lessee acknowledges that no representations as to the repair of the Leased Premises or the Building, nor promises to alter, remodel or improve the Leased Premises or the Building, have been made by Lessor, except as are expressly set forth in this Lease Agreement.

SEC. 2 TERM: Subject to and upon the conditions set forth herein, or any exhibit or addendum hereto, the “Term” of this Lease Agreement shall be for a period of sixty (60) months, beginning on the earlier of August 1, 2014 or upon substantial completion of the Leasehold Improvements as set out in Exhibit “F” (“Commencement Date”) and shall end at midnight after the expiration of sixty (60) months, unless sooner terminated or renewed and extended in accordance with the terms and conditions set forth herein (the “Expiration Date”). This Lease Agreement shall be effective as of the Effective Date (as hereinafter defined) and in the event Lessee or its agents, employees or contractors enter the Leased Premises prior to the Commencement Date, such entry shall be subject to the terms and conditions of this Lease Agreement, except that the rent shall not commence to accrue as a result of such entry until the date specified in Section 5 below. Notwithstanding any other provision of this Lease Agreement to the contrary, if the Expiration Date would otherwise occur on a date other than the last day of a calendar month, then the Term shall be automatically extended to include the last day of such calendar month, which shall become the Expiration Date.

SEC. 3 USE: The Leased Premises shall be used and occupied by Lessee solely as general office use and for no other purpose. The Leased Premises shall not be used for any purpose which would tend to lower the character of the Building, or create unreasonable elevator loads or otherwise interfere with standard Building operations. Lessee agrees specifically that no food, soft drink or other vending machine will be installed within the Leased Premises without the prior written consent of Lessor, which consent shall not be unreasonably withheld if such machine is for the exclusive use of Lessee, its employees and invitees.

SEC. 4 SECURITY DEPOSIT: $7,319.88 payable on the Effective Date of this Lease Agreement (“Security Deposit”). Upon the occurrence of any event of default by Lessee, Lessor may, from time to time, without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrears of rent and any other damage, injury, expense or liability caused to Lessor by such event of default. Any remaining balance of the Security Deposit shall be automatically and immediately returned by Lessor to Lessee upon termination of this Lease Agreement within sixty (60) days after the termination of this Lease Agreement; provided, however, Lessor shall have the right to retain and expend such remaining balance (a) to reimburse Lessor for any and all rentals or other sums due hereunder that have not been paid in full by Lessee and/or (b) for cleaning and repairing the Leased Premises if Lessee shall fail to deliver same at the termination of this Lease Agreement in a neat and clean condition and in as good a condition as existed at the date of possession of same by Lessee, ordinary wear and tear only excepted. Lessee shall not be entitled to any interest on the Security Deposit. The Security Deposit shall not be considered an advance payment of rental or a measure of Lessor's damages in case of default by Lessee.

SEC. 5 BASE RENT: As part of the consideration for the execution of this Lease Agreement, Lessee covenants and agrees and promises to pay as base rent monthly installments in accordance with the rental schedule set forth below (the “Base Rent”) in legal tender of the United States of America payable to Lessor at the Building management office (or such other address as may be designated by Lessor in writing from time to time) in advance, without demand and without deduction, on the first day of each calendar month during the Term hereof; provided, however, the first monthly payment of Base Rent shall be made on the Effective Date of this Lease Agreement. Such Base Rent shall be subject to adjustments as hereinafter provided.

After the 5th day of the month in which rent is due, rent shall be considered delinquent and Lessee shall be required to pay Lessor a sum equal to five percent (5%) of any monthly rental required to be paid by Lessee to Lessor under the terms hereof. The covenants by Lessee to pay rent under this Lease are independent of any other covenants of Lessor as set forth in this Lease. Lessee acknowledges that Lessor’s failure to provide written invoices shall in no way serve to waive any of Lessee’s obligations to pay Base Rental or Additional Monthly Rent owing under the terms of the Lease.

Months 1	to	12	$6,504.33 per month
Months 13	to	24	$6,699.46 per month
Months 25	to	36	$6,899.60 per month
Months 37	to	48	$7,107.24 per month
Months 49	to	60	$7,319.88 per month

In addition to the foregoing rent, Lessee agrees to pay to Lessor all charges for any services, goods or materials furnished by Lessor at Lessee's request which are not required to be furnished by Lessor under this Lease Agreement within fifteen (15) days of the date on which a written invoice is delivered. Lessee acknowledges that Lessor’s failure to provide such written invoices shall in no way serve to waive any of Lessee’s obligation to pay any other amounts owing under the terms of the Lease. All past due installments for all charges for any services, good, or materials furnished shall bear interest at the rate of eighteen percent (18%) per annum or the highest lawful rate, whichever is less, from date due until paid; provided, however, in no event shall the rate of interest hereunder exceed the maximum non-usurious rate of interest (hereinafter called the “Maximum Rate”) permitted by the applicable laws of the State of Texas or the United States of America, and to the extent that the Maximum Rate is determined by reference to the laws of the State of Texas, the Maximum Rate shall be the weekly ceiling (as defined and described in Chapter 303 of the Texas Finance Code, as amended) at the applicable time in effect.

SEC. 6 ADJUSTMENT OF BASE RENT: The Base Rent provided for herein includes a component applicable to Basic Cost (as hereinafter defined) equal, on a per annum basis, to the actual Operating Expenses (defined below) of the Complex (defined below) for the calendar year 2014 (the “Base Year”) per square foot of rentable area of office space in the Complex, such amount being hereinafter referred to as “Base Operating Expense”.

A. “Basic Cost” as said term is used herein shall consist of the Operating Expenses (defined below) of the Complex (defined below), which shall be computed on the accrual basis. All Operating Expenses shall be determined in accordance with generally accepted accounting principles, consistently applied. The term “Operating Expenses” as used herein shall mean all expenses, costs and disbursements in connection with the ownership, operation, management, maintenance and repair of the Building, the Land, related pedestrian walkways, landscaping, fountains, roadways and parking facilities, and such additional facilities to service any of the foregoing in subsequent years as may be necessary or desirable in Lessor’s reasonable discretion (the Building, the Land and said additional facilities being hereinafter sometimes referred to as the “Complex”), including but not limited to the following:

(1)	Wages and salaries of the dedicated on-site personnel of any management company engaged to manage the Complex and of all employees engaged in the operation, security, cleaning and maintenance of the Complex, including customary taxes, insurance and benefits relating thereto.

(2)	All supplies and materials used in operation and maintenance of the Complex.

(3)	Cost of all utilities for the Complex, including but not limited to the costs of water and power, heating, lighting, air conditioning and ventilation.

(4)	Cost of all janitorial service, maintenance and service agreements for the Leased Premises, Complex and the equipment therein, including alarm service, Musak, window cleaning, janitorial service and elevator maintenance.

(5)	Cost of all insurance relating to the Complex which Lessor may elect to obtain, including but not limited to casualty and liability insurance applicable to the Complex and Lessor’s personal property used in connection therewith; the amount of the deductible from any insurance proceeds paid to Lessor shall also constitute an Operating Expense.

(6)	Accounting costs and audit fees attributable to Lessor's operation of the Complex, including without limitation in connection with tax returns. The term “Real Estate Taxes” shall mean, all taxes and assessments and other governmental charges (whether federal, state, county or municipal and whether they be by taxing districts or authorities presently taxing the Leased Premises or by others subsequently created or otherwise) and any other taxes and improvement assessments attributable to the Complex, or its operation or the revenues or rents received therefrom (whether directly or indirectly through the use of a franchise, margin or other similar tax and whether or not such taxes allow for the deduction of expenses in calculating the base amount on which the tax is levied) but excluding, however, federal and state taxes on income; provided, however, that if at any time during the Term, new taxes, assessments, levies, impositions or charges are imposed on the rents received from the Complex or the rents reserved herein or any part thereof (whether directly or indirectly through the use of a franchise, margin or other similar tax), or the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereof shall be discontinued and as a substitute therefor, or in lieu of an increase to the tax rate thereof, taxes, assessments, levies, impositions or charges shall be levied, assessed and/or imposed wholly or partially as a capital levy or otherwise on the rents received from the Complex or the rents reserved herein or any part thereof (whether directly or indirectly through the use of a franchise, margin or similar tax and whether or not such taxes allow for the deduction of expenses in calculating the base amount on which the tax is levied), then such substitute or additional taxes, assessments, levies, impositions or charges, to the extent so levied, assessed or imposed, shall be deemed to be included within Operating Expenses to the extent that such substitute or additional tax would be payable if the Complex were the only property of the Lessor subject to such tax. It is agreed that Lessee will also be responsible for ad valorem taxes on its personal property and on the value of leasehold improvements to the extent that the same exceed standard building allowance. Notwithstanding anything contained herein to the contrary, Real Estate Taxes shall not include (A) penalties, late fees and/or interest; (B) excise taxes or gross receipt taxes on Lessor’s gross or net rentals or other income; (C) except as stated above, income, franchise, transfer, gift, estate, succession, inheritance, and capital stock taxes; (D) taxes on any portion of the Complex which Lessor may be holding for future development; (E) real estate taxes resulting from the acquisition of development or other rights with respect to property owned or acquired by Lessor; (F) increases in Real Estate Taxes with respect to the Complex resulting from Lessor ‘s failure to file any required tax returns or to furnish any required documentation or information to any taxing authority or to comply with any requirement of any taxing authority; (G) increases in Real Estate Taxes with respect to the Complex resulting from alterations, additions or improvements to the Complex (collectively, “Additions”), except to the extent that such Additions are performed for the benefit of all tenants in the Complex or increase the rentable area of the Complex in excess of the rentable area which exists as of the date of this Lease Agreement; (H) any increases in Real Estate Taxes or assessments resulting from any finance or refinance of the Complex or change in ownership or control of the owner or lessor of the Complex, or any part thereof, including, without limitation, a transfer of title, in whole or in part; (I) any item to the extent otherwise included in Operating Expenses; (J) reserves for future Real Estate Taxes; and (K) any personal property taxes attributable to sculptures, paintings or other objects of art, except for objects of art installed in the common areas of the Complex pursuant to requirements of public authority.

(7)	Cost of repairs and general maintenance excluding: i) capital repairs, except those capital expenditures which serve to decrease operating expenses of the Building or are required by governmental legislation; ii) repairs and general maintenance paid by proceeds of insurance or by Lessee or other third parties; and, iii) alterations attributable solely to tenants of the Building other than Lessee.

(8)	The property management fees incurred by Lessor (not to exceed four percent (4%) of the gross revenues of the Complex).

B. Notwithstanding anything contained herein to the contrary, Operating Expenses shall not include (i) except as expressly provided above, expenditures classified as capital expenditures for federal income tax purposes; (ii) costs for which Lessor is entitled to specific reimbursement by Lessee, by any other tenant of the Complex; (iii) leasing commissions; (iv) costs incurred by Lessor in connection with the negotiation of any tenant lease in the Complex, including leasing commissions, legal fees, any costs incurred by Lessor caused by any disputes or negotiations over a lease with any tenants or prospects and leasehold improvements expenses (and/or allowances therefore); (v) intentionally deleted; (vi) intentionally deleted; (vii) intentionally deleted; (viii) expenses in connection with benefits of a type which are not provided to or available to Lessee but which are provided to another tenant; (ix) intentionally deleted; (x) interest on debt or amortization payments on any mortgage or mortgages, and rental under any ground lease or leases; (xi) any compensation paid to clerks, attendants, or other persons in commercial concessions operated by Lessor which is in excess of reasonable charges; (xii) all items and services to the extent for which Lessee reimburses Lessor; (xiii) any costs, fines, or penalties incurred due to violations by Lessor of any governmental rule or law; (xiv) any costs of sculpture, paintings, or works of art (of the kind typically found in similarly classed buildings located in the Bellaire, Texas metropolitan submarket) and except for the replacement thereof; (xv) intentionally deleted; (xvi) wages, salaries, or other compensation of any kind or nature paid to any executive employees above property manager for the Building; (xvii) intentionally deleted; (xviii) federal income taxes of Lessor, estate and inheritance taxes, franchise, succession and transfer taxes and penalties resulting from failure to pay real estate taxes; (xix) intentionally deleted; (xx) Lessor ‘s insurance for personal property which is not located in the Complex nor exclusively used in connection therewith; (xxi) costs incurred by Lessor with respect to goods and services, to the extent that Lessor is reimbursed for such costs from third parties; (xxii) costs incurred by Lessor for the repair of damage to the Complex to the extent that Lessor is paid by insurance coverage required by this Lease Agreement (or any other lease in the Complex) excluding insurance deductibles; (xxiii) costs, including permit, license, and inspection costs, incurred with respect to the installation of leasehold improvements made for new tenants in the Complex or incurred in renovating or otherwise improving, decorating, painting, or redecorating space leased by or available for leasing to other tenants of the Complex; (xxiv) intentionally deleted; (xxv) Lessor ‘s general corporate overhead and administrative except as stated above; (xxvi) intentionally deleted; (xxvii) electric power costs for which any tenant directly contracts (by separate meter or otherwise) with the local public service company; (xxviii) intentionally deleted; (xxix) penalties and interest and late charges incurred as a result of Lessor ‘s failure for any reason to make payments when due; (xxx) income taxes of Lessor; (xxxi) repairs of any item if reimbursement for the costs thereof is covered and paid by any applicable guaranty or warranty; (xxxii) intentionally deleted; and (xxxiii) any reserve for operating costs until funds are actually disbursed from such reserve for payment of actual operating costs.

C. In the event that the Basic Cost of Lessor's operation of the Building during any calendar year of the term of this Lease Agreement shall exceed the Base Operating Expense set out above, Lessee shall pay to Lessor as additional rent its pro rata share of the increase in such Basic Cost for such year over the Base Operating Expense. Lessee's pro rata share shall be 4.1%.

D. All amounts which may be due under this paragraph shall be due within thirty (30) days after Lessor submits to Lessee a bill or invoice therefor. Lessor shall monitor Basic Cost for the Building throughout the Term hereof and prepare projections of the anticipated Basic Cost for the Building for each calendar year during the Term hereof. At any time that such projection shall indicate that Basic Cost shall exceed the Base Operating Expense, Lessor may commence monthly billings for the collection of the amount of the anticipated excess. Lessor may submit to Lessee a bill or invoice each month for one-twelfth (1/12) of the amount of the excess of projected or actual Basic Cost over Base Operating Expense for the calendar year in question, as same may be ascertained by Lessor to be due by Lessee under this paragraph. The amount of the first such bill or invoice shall be determined by multiplying the monthly amount due by the number of calendar months of the calendar year in question which have commenced as of the date of the bill or invoice. In the event of such billing or invoicing procedure by Lessor, then Lessee shall be bound and obligated to pay such indicated amount contemporaneously with required payment of rent hereunder on the first day of each calendar month, monthly in advance, for each month in the Term of this Lease Agreement, in lawful money of the United States. Notwithstanding any other provision herein to the contrary, it is agreed that if less than ninety-five percent (95%) of the Building is occupied during any calendar year (including, but not limited to, the Base Year) or if less than ninety-five percent (95%) of the Building is not provided with Building standard services during any calendar year, an adjustment shall be made in computing each component of the Basic Cost for that year which varies with the rate of occupancy of the Building (such as, but not limited to, utility, management fees and janitorial) so that the total Basic Cost shall be computed for such year and the Base Year as though the Building had been ninety-five percent (95%) occupied during such year and as though ninety-five percent (95%) of the Building had been provided with Building standard services during that year.

F. Within one hundred fifty (150) days after the end of each calendar year during the Term, Lessor shall provide Lessee a statement (prepared in accordance with generally accepted accounting practices) showing the amount properly payable by Lessee, as additional rent under this Section, for the preceding calendar year, whereupon if Lessee shall have overpaid, Lessor shall refund to Lessee the amount of the excess within (30) days of the date of such statement; but if Lessee shall have underpaid, Lessor shall invoice Lessee for the amount of the underpayment and such underpayment shall be due within thirty (30) days after delivery of such statement. The provisions of this paragraph shall survive the expiration or termination of this Lease Agreement. The Base Rent, additional rent and all other sums of money that become due and payable under this Lease Agreement shall collectively be referred to as “Rent”.

G. Lessor shall, on request, make available to Lessee during reasonable business hours any applicable financial records maintained by Lessor with respect to Operating Expenses, and, as required, permit Lessee, with reasonable notice, to inspect all such records with respect to Operating Expenses, provided such inspection is conducted pursuant to the following terms and conditions: (i) such inspection must be conducted by Lessee’s employees or an independent accounting firm that is not being compensated by Lessee on a contingency fee basis; (ii) such inspection must be commenced within one (1) year after Lessor notifies Lessee of Lessee’s share of Operating Expenses and, once commenced, such inspection shall be completed in a diligent and expeditious manner; (iii) Lessee shall supply Lessor with a copy of the result of the inspection within thirty (30) days after Lessee’s receipt of same; (iv) no inspection shall be conducted if Lessee has previously conducted an inspection for the same time period and no more than one inspection may be conducted per calendar year; (v) such inspection shall be conducted during normal business hours, at a mutually agreed upon time, at Lessor’s business address or at such other location as Lessor normally keeps its books and records of such Operating Expenses; (vi) such inspection shall be at Lessee’s sole cost and expense and any reasonable costs or expenses incurred by Lessor in providing Lessee with the information required to perform such inspection, including, but not limited to, reasonable copying costs and delivery fees shall be paid by Lessee to Lessor within thirty (30) days after receipt of an invoice from Lessor (provided, that, in the event that such inspection reveals Lessor overstated Lessee’s share of Operating Expenses in an amount equal to or greater than five percent (5%), Lessor shall pay to Lessee, within thirty (30) days after receipt of an invoice from Lessee, Lessee’s costs incurred in the performance of said inspection, not to exceed the amount of the $750.00); (vii) any information obtained by Lessee as a result of such inspection shall be held in strict confidence by Lessee and shall not be disseminated further except to Lessee’s accountants, attorneys and lenders; (viii) no subtenant shall have any right to conduct an inspection and no assignee shall conduct an inspection for any period during which such assignee was not in possession of the Leased Premises.

Lessor and Lessee hereby each acknowledge and agree that they are knowledgeable and experienced in commercial transactions and further hereby acknowledge and agree that the provisions of this Lease Agreement for determining Basic Cost are commercially reasonable and valid even though such methods may not state precise mathematical formulae for determining such Basic Cost.

SEC. 7 SERVICE AND UTILITIES: Lessor will provide water at those common points of supply provided for drinking, toilet and lavatory purposes and with electricity for ordinary office uses (not to include, however, data processing machines other than personal computers and related equipment that consumes less than .25 kilowatts per hour at rated capacity or requires a voltage of 120 volts single phase, including air conditioning costs therefor, large business machines and similar equipment of high electrical consumption characteristics); ballast and lamp replacement for the Building's standard florescent lighting fixtures located in the Leased Premises; elevator service; janitorial service on a five (5) day per week basis, all in the manner, at times and to the extent as are typical for similarly-classed office buildings in the Bellaire, Texas submarket. Notwithstanding anything contained herein to the contrary, Lessee shall be responsible for the cleaning and stocking of restroom supplies for any private restroom located within the Leased Premises. In the event that Lessee requests Lessor to include private restroom cleaning and supplies, Lessor shall charge a monthly fee to be set from time to time, currently at $150 per restroom per month. Lessor shall provide Lessee at least sixty (60) days' notice of any change in the standard restroom cleaning and stocking rate and the giving of such notice shall be deemed an amendment to this Agreement and Lessee shall thereafter pay the adjusted rent. Lessee will pay all telephone charges. Lessor agrees to furnish Lessee with refrigerated water at those points of supply provided for general use of other tenants in the Building; heated and refrigerated air conditioning in season to be provided during the hours of 6:45 a.m. to 6:00 p.m. on weekdays and at the written request of Lessee from 7:00 a.m. to 1:00 p.m. on Saturday, at temperatures and in amounts as are typical for similarly-classed office buildings in the Bellaire, Texas submarket. Failure by Lessor to furnish any of the services and utilities listed above to any extent, or any cessation thereof, due to failure of any public utility or other provider to furnish service to the Building, or any other cause beyond the reasonable control of Lessor, shall not render Lessor liable in any respect for damages to either person or property, nor be construed as an eviction of Lessee, nor work an abatement of Rent, nor relieve Lessee from fulfillment of any covenant or agreement hereof. As used herein, the phrase “causes beyond the reasonable control of Lessor” shall include, without limitation, acts of the public enemy, restraining of government, unavailability of materials, strikes, civil riots, floods, hurricanes, tornadoes, earthquakes and other severe weather conditions or acts of God. Notwithstanding anything contained herein to the contrary, in the event Lessee is prevented from operating its business from the Leased Premises because of the unavailability of any such service for a period of ten (10) consecutive business days following Lessor’s receipt from Lessee of a written notice regarding such unavailability, the restoration of which is within Lessor’s reasonable control and not a result of force majeure, then Lessee shall be entitled to a reasonable abatement of Rent for each consecutive day (after such ten (10) business day period) that Lessee is so prevented from using the Leased Premises. Additionally, in the event that Lessee is prevented from operating its business out of the Leased Premises because of the unavailability of any such service for a period of sixty (60) consecutive days following Lessor’s receipt from Lessee of a written notice regarding such unavailability, the restoration of which is within Lessor’s reasonable control and not a result of force majeure, then Lessee shall be entitled to terminate the Lease Agreement upon written notice to Lessor.

The obligation of Lessor to provide the services set forth above shall be subject to governmental regulation thereof (i.e., rationing, temperature control, etc.) and any such regulation that impairs Lessor’s ability to provide said services as herein stipulated shall not constitute an event of default hereunder but rather providing the applicable services to the extent allowed pursuant to such regulations shall be deemed to be full compliance with the obligations and agreements of Lessor hereunder.

Except as otherwise provided herein, Lessor shall not be liable in damages or otherwise for failure, stoppage or interruption of any such service, nor shall the same be construed as an eviction of Lessee, work an abatement of rent, or relieve Lessee from the operation of any covenant or agreement; but in the event of any failure, stoppage or interruption thereof, Lessor shall use reasonable diligence to restore service promptly. The work of the building janitor shall not be hindered by Lessee. Upon request of Lessee made in accordance with the rules and regulations for the Building, Lessor will use its good faith efforts to furnish air conditioning and heating at other times (that is, at times other than the times specified above), in which event Lessee shall reimburse Lessor for the actual cost Lessor incurs, as such cost may be adjusted from time to time, for furnishing such services.

Lessee hereby acknowledges and agrees that Lessor is obligated to provide only the services set forth above, and that Lessor, its agents and representatives, have made no representations whatsoever of any additional services or amenities to be provided by Lessor now or in the future under this Lease Agreement. Notwithstanding the foregoing, Lessee recognizes that Lessor may, at Lessor’s sole option, elect to provide additional services or amenities for the tenants of the Building from time to time, and hereby agrees that Lessor’s discontinuance of any provision of any such additional services or amenities shall not constitute a default of Lessor under this Lease Agreement nor entitle Lessee to any abatement of or reduction in rent.

SEC. 8 MAINTENANCE, REPAIRS AND USE: Lessor shall provide for the cleaning and maintenance of the public portions of the Building including painting and landscaping surrounding the Building. Unless otherwise expressly stipulated herein, Lessor shall not be required to make any improvements or repairs of any kind or character on the Leased Premises during the Term of this Lease Agreement, except such repairs as may be required by normal maintenance operations which shall include repairs to the exterior walls, corridors, windows, roof and other structural elements and equipment of the Building (including but not limited to, the building standard HVAC unit(s) servicing the Leased Premises) and such additional maintenance as may be necessary because of damages by persons other than Lessee, its agents, employees, invitees or visitors. Lessor, in Lessor’s commercially reasonable discretion and subject to Exhibit B attached hereto, shall have sole control over the parking of automobiles and other vehicles and shall designate parking areas and building service areas.

Lessor, its officers, agents and representatives, subject to any security regulations imposed by any governmental authority, shall have the right to enter (upon reasonable prior notice (except in the event of an emergency or normal janitorial service) all parts of the Leased Premises at all reasonable hours, and in a manner so as not to unreasonably disrupt Lessee’s operations in the Leased Premises to inspect, clean, make repairs, alterations and additions to the Building or Leased Premises which it may deem necessary or desirable, or to provide any service which it is obligated to furnish to Lessee, and Lessee shall not be entitled to any abatement or reduction of rent by reason thereof.

Lessor may, at its option and at the cost and expense of Lessee, repair or replace any damage or injury done to the Building or any part thereof not covered by Lessor’s insurance and/or caused by the gross negligence or willful misconduct of Lessee, Lessee's agents, employees, licensees, invitees or visitors; Lessee shall pay the cost thereof to Lessor on demand. Lessee further agrees to maintain and keep the interior of the Leased Premises in good repair and condition at Lessee's expense. Lessee agrees not to commit or allow any waste or damage to be committed on any portion of the Leased Premises, and at the termination of this Lease Agreement, by lapse of time or otherwise, to deliver up the Leased Premises to Lessor in as good condition as on date of possession by Lessee, ordinary wear and tear alone excepted, and upon such termination of this Lease, Lessor shall have the right to re-enter and resume possession of the Leased Premises.

Lessee will not use, occupy or permit the use or occupancy of the Leased Premises for any purpose which is directly or indirectly forbidden by law, ordinance or governmental or municipal regulation or order, or which may be dangerous to life, limb or property; or permit the maintenance of any public or private nuisance; or do or permit any other thing which may disturb the quiet enjoyment of any other tenant of the Building; or keep any substance or carry on or permit any operation which might emit offensive odors or conditions into other portions of the Building; or use any apparatus which might make undue noise or set up vibrations in the Building; or permit anything to be done which would increase the fire and extended coverage insurance rate on the Building or contents and if there is any increase in such rates by reason of acts of Lessee, then Lessee agrees to pay such increase promptly upon demand therefor by Lessor. In the event Lessee fails to correct, cure or discontinue such prohibited or dangerous use following notice within the applicable cure period set forth herein, such failure shall constitute an event of default by Lessee hereunder and Lessor shall have all of its remedies as set forth in this Lease Agreement.

SEC. 9 QUIET ENJOYMENT: Lessee, on paying the said rent and performing the covenants herein agreed to be by it performed, shall and may peaceably and quietly have, hold and enjoy the Leased Premises for the said Term.

Notwithstanding anything herein to the contrary, Lessor hereby expressly reserves the right in its sole discretion to (i) temporarily or permanently change the location of, close, block or otherwise alter any streets, driveways, entrances, corridors, doorways or walkways leading to or providing access to the Complex or any part thereof or otherwise restrict the use of same provided such activities do not unreasonably impair Lessee’s access to the Leased Premises, (ii) improve, remodel, add additional floors to or otherwise alter the Building, (iii) construct, alter, remodel or repair one or more parking facilities (including garages) on the land upon which the Building is located, and (iv) convey, transfer or dedicate portions of said land. The exercise of any of Lessor’s rights pursuant to this Section 9, shall in no way reduce Lessee’s obligations under this Lease Agreement or impose any liability on Lessor and it is agreed that Lessor shall not incur any liability whatsoever to Lessee as a consequence thereof and such activities shall not be deemed to be a breach of any of Lessor’s obligations hereunder. Lessor agrees to exercise good faith in notifying Lessee within a reasonable time in advance of any alterations, modifications or other actions of Lessor under this Section 9. Any diminution or shutting off of light, air or view by any structure which is now or may hereafter be effected on lands adjacent to the Building shall in no way affect this Lease Agreement or impose any liability on Lessor. Noise, dust or vibration or other incidents to new construction of improvements on lands adjacent to the Building, whether or not owned by Lessor, or on the land upon which the Building is located shall in no way affect this Lease Agreement or impose any liability on Lessor. Lessee agrees to cooperate with Lessor in furtherance of Lessor’s exercise of any of the rights specified in this Section 9.

SEC. 10 ALTERATIONS: Except for Non-Material Alterations (as defined herein), Lessee shall provide Lessor with thirty (30) days advance written notice providing Lessor with copies of plans and specifications for such alterations and names of the contractors Lessee intends to use, however, Lessor reserves the right to change, in its commercially reasonable discretion, the Contractor to be used to make the alterations. Notwithstanding anything to the contrary contained herein, Lessee shall have the right to make alterations or physical additions to the Leased Premises that (i) are non-structural and do not materially adversely affect any Building systems (i.e. HVAC, sprinkler main or riser systems) or improvements, (ii) are not visible from the exterior of the Leased Premises, and (iii) the cost of which does not exceed $20,000, ("Non-Material Alterations") without the need for Lessor's prior consent. Prior to commencement of construction of the alterations (other than Non-Material Alterations), Lessee shall deliver to Lessor a building permit, copy of the executed construction contract, evidence of contractor and subcontractor’s insurance for such period and in such amounts as Lessor reasonably requires. Lessee shall pay to Lessor upon demand a review fee in the amount of Lessor’s actual costs incurred to compensate Lessor for the cost of review and approval of the plans and specifications and for additional administrative costs incurred in monitoring the construction of the alterations (other than Non-Material Alterations). Lessee shall deliver to Lessor a copy of the “as-built” plans and specifications for all alterations or physical additions so made in or to the Leased Premises (other than Non-Material Alterations), and shall reimburse Lessor for the commercially reasonable cost incurred by Lessor to update its current architectural plans for the Building.

Lessee shall indemnify, defend (with counsel reasonably acceptable to Lessor) and hold harmless the Lessor from and against all costs (including attorneys’ fees and costs of suit), losses, liabilities, or causes of action arising out of or relating to any alterations, additions or improvements made by Lessee to the Leased Premises, including but not limited to any mechanics’ or materialmen’s liens asserted in connection therewith.

Lessee shall not be deemed to be the agent or representative of Lessor in making any such alterations, physical additions or improvements to the Leased Premises, and shall have no right, power or authority to encumber any interest in the Complex in connection therewith other than Lessee’s leasehold estate under this Lease Agreement. However, should any mechanics’ or other liens be filed against any portion of the Complex or any interest therein (other than Lessee’s leasehold estate hereunder) by reason of Lessee’s acts or omissions or because of a claim against Lessee or its contractors, Lessee shall cause the same to be canceled or discharged of record by bond or otherwise within ten (10) business days after notice by Lessor. If Lessee shall fail to cancel or discharge said lien or liens, within said ten (10) business day period, which failure shall be deemed to be a default hereunder, Lessor may, at its sole option and in addition to any other remedy of Lessor hereunder, cancel or discharge the same and upon Lessor’s demand, Lessee shall promptly reimburse Lessor for all reasonable costs incurred in canceling or discharging such lien or liens.

Lessee shall cause all alterations, physical additions, and improvements (including fixtures), constructed or installed in the Leased Premises by or on behalf of Lessee to comply with all applicable governmental codes, ordinances, rules, regulations and laws. Lessee acknowledges and agrees that neither Lessor’s review and approval of Lessee’s plans and specifications nor its observation or supervision of the construction or installation thereof shall constitute any warranty or agreement by Lessor that same comply with such codes, ordinances, rules, regulations and laws.

Lessee shall be wholly responsible for any accommodations or alterations that are required by applicable governmental codes, ordinances, rules, regulations and laws to be made to the Leased Premises to accommodate disabled employees and customers of Lessee, including, without limitation, compliance with the Americans with Disabilities Act (42 U.S.C. §§ 12101 et seq.) and the Texas Architectural Barriers Act (Tex.Rev.Civ.Stat. Art 9201) (collectively, the “Accommodation Laws”). Except to the extent provided below, Lessor shall be responsible for making all accommodations and alterations to the Common Areas of the Building necessary to comply with the Accommodation Laws.

SEC. 11 FURNITURE, FIXTURES AND PERSONAL PROPERTY: Lessee may remove its trade fixtures, office supplies and movable office furniture and equipment not attached to the Building provided: (a) such removal is made prior to the termination of the term of this Lease Agreement; (b) Lessee is not in default of any obligation or covenant under this Lease Agreement at the time of such removal; and (c) Lessee promptly repairs all reasonable damage caused by such removal. All other property at the Leased Premises and any alterations or additions to the Leased Premises (including wall-to-wall carpeting, paneling or other wall covering) and any other article attached or affixed to the floor, wall or ceiling of the Leased Premises shall become the property of Lessor and shall remain upon and be surrendered with the Leased Premises as a part thereof at the termination of the Lease Agreement by lapse of time or otherwise, Lessee hereby waiving all rights to any payment or compensation therefor. If, however, Lessor so requests in writing within sixty (60) days prior to the termination of this Lease Agreement, Lessee will, prior to termination of this Lease Agreement, remove any and all alterations, additions, fixtures, equipment and property placed or installed by Lessee in the Leased Premises and will repair any reasonable damage caused by such removal.

Lessee shall, at Lessee’s expense, remove all of its telecommunications equipment, which was originally installed by Lessee, including but not limited to, switches, cabling and wiring, racks and boards, whether they are located within the Leased Premises or in the Common Areas. If Lessee does not complete all removals prior to the termination of this Lease Agreement, Lessor may remove such items (or contract for the removal of such items) and Lessee shall reimburse Lessor upon demand for the costs incurred by Lessor in connection therewith.

SEC. 12 SUBLETTING AND ASSIGNMENT:

A. In the event Lessee should desire to assign this Lease Agreement or sublet the Leased Premises or any part thereof or allow same to be used or occupied by others, Lessee shall give Lessor written notice (which shall specify the duration of said desired sublease or assignment, the date same is to occur, the exact location of the space affected thereby, the proposed rentals on a square foot basis chargeable thereunder and sufficient information of the proposed sublessee or assignee regarding its financial condition and business operations) of such desire at least thirty (30) days in advance of the date on which Lessee desires to make such assignment or sublease or allow such a use or occupancy. Lessor shall then have a period of twenty (20) days following receipt of such notice within which to notify Lessee in writing that Lessor elects:

(1)	To refuse to permit Lessee to assign this Lease Agreement or sublet such space, and in such case this Lease Agreement shall continue in full force and effect in accordance with the terms and conditions hereof; or

(2)	To terminate this Lease Agreement as to the space so affected as of the date so specified by Lessee in which event Lessee shall be relieved of all obligations hereunder as to such space arising from and after such date; or

(3)	To permit Lessee to assign this Lease Agreement or sublet such space for the duration specified in such notice, subject to Lessor’s subsequent written approval of the proposed assignee or sublessee, which approval shall not be unreasonably withheld or unduly delayed if (a) the nature and character of the proposed assignee or sublessee, its business and activities and intended use of the Leased Premises are in Lessor’s reasonable judgment consistent with the current standards of the Building and the floor or floors on which the Leased Premises are located, (b) neither the proposed assignee or sublessee (nor any party which, directly or indirectly, controls or is controlled by or is under common control with the proposed assignee or sublessee) is a department, representative or agency of any governmental body or currently an occupant of any part of the Building or a party with whom Lessor is then negotiating to lease space in the Building or in any adjacent Building owned by Lessor, (c) the form and substance of the proposed sublease or instrument of assignment is acceptable to Lessor (which acceptance by Lessor shall not be unreasonably withheld) and is expressly subject to all of the terms and provisions of this Lease Agreement and to any matters to which this Lease Agreement is subject, (d) the proposed occupancy would not (1) increase the office cleaning requirements, (2) impose an extra burden upon the services to be supplied by Lessor to Lessee hereunder, (3) violate the current rules and regulations of the Building, (4) violate the provisions of any other leases of tenants in the Building or (5) cause alterations or additions to be made to the Building (excluding the Leased Premises), (e) Lessee enters into a written agreement with Lessor whereby it is agreed that any profit realized by Lessee as a result of said sublease or assignment and any and all sums and other considerations of whatsoever nature paid to Lessee by the assignee or sublessee for or by reason of such assignment or sublease, including, but not limited to, sums paid for the sale of Lessee’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property (that is, after deducting and giving Lessee credit for Lessee’s reasonable costs directly associated therewith, including reasonable brokerage fees and the reasonable cost of remodeling or otherwise improving the Leased Premises for said assignee or sublessee but excluding any free rentals or the like offered to any such sublessee or assignee) shall be payable to Lessor as it accrues as additional rent hereunder, and (f) the granting of such consent will not constitute a default under any other agreement to which Lessor is a party or by which Lessor is bound and (g) the creditworthiness of the proposed assignee or sublessee is acceptable to Lessor, in Lessor’s commercially reasonable discretion.

B. No assignment or subletting by Lessee shall be effective unless Lessee shall execute, have acknowledged and deliver to Lessor, and cause each sublessee or assignee to execute, have acknowledged and deliver to Lessor, an instrument in form and substance acceptable to Lessor in which (i) such sublessee or assignee adopts this Lease Agreement and assumes and agrees to perform jointly and severally with Lessee, all of the obligations of Lessee under this Lease Agreement, as to the space transferred to it, (ii) Lessee and such sublessee or assignee agree to provide to Lessor, at their expense, direct access from a public corridor in the Building to the transferred space, (iii) such sublessee or assignee agrees to use and occupy the transferred space solely for the purpose specified in Section 3 and otherwise in strict accordance with this Lease Agreement and (iv) Lessee acknowledges and agrees that, notwithstanding such subletting or assignment, Lessee remains directly and primarily liable for the performance of all the obligations of Lessee hereunder (including, without limitation, the obligation to pay rent), and Lessor shall be permitted to enforce this Lease Agreement against Lessee or such sublessee or assignee, or both, without prior demand upon or proceeding in any way against any other persons. Lessee shall, upon demand, reimburse Lessor for all reasonable expenses incurred by Lessor in connection with a request made by Lessee pursuant to this Section 12, including, without limitation, any investigations as to the acceptability of the proposed assignee or sublessee and all legal costs reasonably incurred in connection with the granting of any requested consent.

C. Any consent by Lessor to a particular assignment or sublease shall not constitute Lessor’s consent to any other or subsequent assignment or sublease, and any proposed sublease or assignment by any assignee or sublessee shall be subject to the provisions of this Section 12 as if it were a proposed sublease or assignment by Lessee. The prohibition against an assignment or sublease described in this Section 12 shall be deemed to include a prohibition against (i) Lessee’s mortgaging or otherwise encumbering its leasehold estate, and (ii) permitting the use or occupancy of the Leased Premises, or any part thereof, by anyone other than Lessee, each of which shall be ineffective and void and shall constitute an event of default under this Lease Agreement unless consented to by Lessor in writing in advance. Notwithstanding any of the other terms of this Section 12, Lessee may transfer all or part of its interest in this Lease Agreement or all or part of the Leased Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Lessor:

(1) any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control of Lessee;

(2) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Lessee, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (A) Lessee’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (B) the Tangible Net Worth (as hereinafter defined) of the surviving or created entity is not less than the Tangible Net Worth of Tenant as of the date hereof; or

(3) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Lessee’s assets if such entity’s Tangible Net Worth after such acquisition is not less than the Tangible Net Worth of Tenant as of the date hereof.

Lessee shall promptly notify Lessor of any such Permitted Transfer. Lessee shall remain liable for the performance of all of the obligations of Lessee hereunder, or if Lessee no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Lessee hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease Agreement, including the Permitted Use, and the use of the Leased Premises by the Permitted Transferee may not violate any other agreements affecting the Leased Premises, the Building, the Complex, Lessor or other tenants of the Building or Complex. No later than thirty (30) days after the effective date of any Permitted Transfer, Lessee agrees to furnish Lessor with (A) copies of the instrument effecting any of the foregoing transfers, (B) documentation establishing Lessee’s satisfaction of the requirements set forth above applicable to any such transfer, and (C) evidence of insurance as required under this Lease Agreement with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Lessor’s rights as to any subsequent transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles, excluding, however, from the determination of total assets all assets which would be classified as intangible assets under generally accepted accounting principles including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent transfer by a Permitted Transferee shall be subject to the terms of this Section 12.

D. Should Lessee request of Lessor the right to assign or sublet, Lessee agrees to pay Lessor Seven Hundred Fifty and No/100 Dollars ($750.00) as an administration fee, payable with the request.

SEC. 13 FIRE AND CASUALTY:

A. In the event of a fire or other casualty in the Leased Premises, Lessee shall immediately give notice thereof to Lessor. If the Leased Premises shall be partially destroyed by fire or other casualty so as to render the Leased Premises untenantable in whole or in part, Rent shall abate thereafter as to the portion of the Leased Premises rendered untenantable until such time as the Leased Premises are made tenantable as reasonably determined by Lessor and Lessor agrees to commence and prosecute such repair work promptly and with all due diligence; provided, however, in the event such destruction (i) results in total or substantial damages to or destruction of the Building and Lessor shall decide not to rebuild or (ii) results in the Leased Premises being untenantable in whole or in substantial part and the reasonable estimation of a responsible contractor selected by Lessor as to the amount of time necessary to rebuild or restore such destruction to the Leased Premises and all other portions of the Building exceeds eight (8) months from the time such work is commenced, then in either event, Lessor or Lessee shall have a right to terminate this Lease Agreement effective as of the date of casualty or destruction, and upon such termination, all Rent owed up to the time of such destruction or termination shall be paid by Lessee. Subject to reasonable delays for insurance adjustments, either party shall give written notice of its decision, estimates or elections under this Section 13 within sixty (60) days after any such damage or destruction (the “Damage Notice”). In the event this Lease Agreement is not terminated by either Lessor or Lessee, as provided above, and the actual time period of restoration of the Leased Premises exceeds eight (8) months, as the same may be extended by Force Majeure or delays caused by Lessee, Lessee may terminate this Lease Agreement by delivering written notice to Lessor within ten (10) days following the expiration of such eight (8) month period (as same may be extended as set forth above) and prior to the date upon which Lessor substantially completes such restoration. Such termination shall be effective as of the date specified in Lessee’s termination notice, as if such date were the date fixed for the expiration of the Term.

B. Notwithstanding anything in this Lease Agreement to the contrary, if the Leased Premises are damaged by fire or other casualty resulting from the fault or negligence of Lessee, or the agents, employees, licensees or invitees of Lessee, such damage shall be repaired by and at the expense of Lessee under the direction and supervision of Lessor, and rent shall continue without abatement.

C. Notwithstanding anything contained in this Section 13, in no event shall Lessor be required to expend more to reconstruct, restore and repair the Building than the amount actually received by Lessor from the proceeds of the property insurance carried by Lessor and Lessor shall have no duty to repair or restore any portion of any alterations, additions, installation or improvements in the Leased Premises or the decorations thereto except to the extent that the proceeds of the insurance carried by Lessee are timely received by Lessor. If Lessee desires any other additional repairs or restoration, and if Lessor consents thereto, it shall be done at Lessee’s sole cost and expense subject to all of the applicable provisions of this Lease Agreement. Lessee acknowledges that Lessor shall be entitled to the full proceeds of any insurance coverage whether carried by Lessor or Lessee, for damage to any alterations, addition, installation, improvements or decorations which would become the Lessor’s property upon the termination of this Lease Agreement.

SEC. 14 CONDEMNATION: If all of the Complex is taken or condemned, or acquired under threat of condemnation, by or at the direction of any governmental authority (a “Taking” or “Taken”, as the context requires), or if so much of the Complex is Taken that, in Lessor’s opinion, the remainder cannot be restored to an economically viable, quality office building, or if the awards payable to Lessor as a result of any Taking are, in Lessor’s opinion, inadequate to restore the remainder to an economically viable, quality office building, Lessor may, at its election, exercisable by the giving of written notice to Lessee within thirty (30) days after the date of the Taking, terminate this Lease Agreement as of the date of the Taking or the date Lessee is deprived of possession of the Leased Premises (whichever is later). If this Lease Agreement is not terminated as a result of a Taking, Lessor shall restore the Leased Premises remaining after the Taking to the condition existing as of the Commencement Date. Following the Taking and through the period of restoration, Rent shall be abated to the extent the Leased Premises are rendered un-tenantable and, after the period of restoration, Rent and Lessee’s pro rata share shall be reduced in the proportion that the area of the Leased Premises Taken or otherwise rendered un-tenantable bears to the area of the Leased Premises just prior to the Taking. All awards, proceeds, compensation or other payments from or with respect to any Taking of the Complex or any portion thereof shall belong to Lessor, Lessee hereby assigning to Lessor all of its right, title, interest and claim to same. Lessee shall have the right to assert a claim for and recover from the condemning authority, but not from Lessor, such compensation as may be awarded on account of Lessee’s moving and relocation expenses, and depreciation to and loss of Lessee’s movable personal property. Additionally, if any part of the Building or Complex is Taken, and such Taking will prevent Lessee from conducting on a permanent basis its business in the Leased Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Lessee may terminate this Lease Agreement as of the date of such Taking by giving written notice to Lessor within thirty (30) days after the Taking, and Rent shall be apportioned as of the date of such Taking. In the event Lessee does not terminate this Lease Agreement, then Rent shall be abated on a reasonable basis as to that portion of the Leased Premises rendered untenantable by the Taking.

SEC. 15 DEFAULT BY LESSEE: The occurrence of any one or more of the following events shall be deemed to be an event of default by Lessee under this Lease Agreement:

A. Lessee shall fail to pay when due Rent under the terms of this Lease Agreement within five (5) days following Lessee’s receipt of written notice from Lessor (provided, however, that Lessor shall not be required to deliver such notice with regards to Base Rent more than twice in a calendar year, after which the failure of Lessee to pay Base Rent shall be an event of default without the need for Lessor to send written notice), or

B. Lessee shall create, cause or permit a hazardous condition in violation of this Lease Agreement and the same is not cured by Lessee within twenty (20) days after written notice to Lessee, or

C. The interest of Lessee in this Lease Agreement shall be levied on or taken under execution or other legal process, or if any voluntary petition in bankruptcy or for corporate reorganization or any similar relief shall be filed by Lessee, or if any involuntary petition in bankruptcy shall be filed against Lessee under any federal or state bankruptcy or insolvency act and shall not have been dismissed within thirty (30) days from the filing thereof, or

D. A receiver shall be appointed for Lessee or any of the property of Lessee by any court and such receiver shall not have been dismissed within thirty (30) days from the date of his appointment, or if Lessee shall make an assignment for the benefit of creditors, or if Lessee shall admit in writing Lessee's inability to meet Lessee's debts as they mature, or

E. Lessee shall assign this Lease Agreement or sublet all or any part of the Leased Premises without the prior written consent of Lessor in accordance with Section 12, or

F. Lessee shall fail to observe or perform any of the other covenants or conditions in this Lease Agreement which Lessee is required to observe and perform and such failure shall continue for thirty (30) days after written notice to Lessee; provided, however, if the nature of the default is such that it cannot be cured within the thirty (30)-day period, Lessee shall have so long as necessary to cure such default, provided Lessee undertakes such curative action within the thirty (30)-day period and diligently and continuously proceeds with such curative action up to an additional sixty (60) day period.

Lessor shall be in default under this Lease Agreement if Lessor fails to fulfill or perform, in whole or in part, any of its obligations under this Lease Agreement and such failure or non-performance shall continue for a period of thirty (30) days after written notice thereof has been given by Lessee to Lessor; provided, however, if the nature of the default is such that it cannot be cured within the thirty (30)-day period, Lessor shall have so long as necessary to cure such default, provided Lessor undertakes such curative action within the thirty (30)-day period and diligently and continuously proceeds with such curative action.

SEC. 16 REMEDIES OF LESSOR: Upon any event of default, Lessor may exercise any one or more of the following described remedies, in addition to all other rights and remedies provided at law or in equity:

A. Terminate this Lease Agreement by written notice to Lessee and forthwith repossess the Leased Premises and be entitled to recover forthwith as damages a sum of money equal to the total of (i) the cost of recovering the Leased Premises (including attorneys’ fees and costs of suit), (ii) the cost of removing and storing any personal property, (iii) the unpaid Rent earned at the time of termination, plus interest thereon at the rate described in Section 5, (iv) the present value (discounted at the rate of eight percent (8%) per annum) of the balance of the Rent for the remainder of the Term less the present value (discounted at the same rate) of the fair market rental value of the Leased Premises for said period, taking into account the period of time the Leased Premises will remain vacant until a new tenant is obtained, and the cost to prepare the Leased Premises for occupancy and the other costs (such as leasing commissions, tenant improvement allowances and attorneys’ fees) to be incurred by Lessor in connection therewith, and (v) any other sum of money and damages owed by Lessee to Lessor under this Lease Agreement.

B. Terminate Lessee’s right of possession (but not this Lease Agreement) and may repossess the Leased Premises by forcible detainer suit or otherwise, without thereby releasing Lessee from any liability hereunder and without demand or notice of any kind to Lessee and without terminating this Lease Agreement. Lessor shall use reasonable efforts under the circumstances to relet the Leased Premises on such terms and conditions as Lessor in its sole discretion may determine (including a term different than the Term, rental concessions, alterations and repair of the Leased Premises); provided, however, Lessor hereby reserves the right (i) to lease any other comparable space available in the Building or in any adjacent building owned by Lessor prior to offering the Leased Premises for lease, and (ii) to refuse to lease the Leased Premises to any potential tenant which does not meet Lessor’s standards and criteria for leasing other comparable space in the Building. Lessor shall not be liable, nor shall Lessee’s obligations hereunder be diminished because of, Lessor’s failure or refusal to relet the Leased Premises or collect rent due in respect of such reletting. For the purpose of such reletting Lessor shall have the right to decorate or to make any repairs, changes, alterations or additions in or to the Leased Premises as may be reasonably necessary or desirable. In the event that (i) Lessor shall fail or refuse to relet the Leased Premises, or (ii) the Leased Premises are relet and a sufficient sum shall not be realized from such reletting (after first deducting therefrom, for retention by Lessor, the unpaid Rent due hereunder earned but unpaid at the time of reletting plus interest thereon at the rate specified in Section 5, the cost of recovering possession (including attorneys’ fees and costs of suit), all of the costs and expenses of such decorations, repairs, changes, alterations and additions, the expense of such reletting and the cost of collection of the rent accruing therefrom) to satisfy the Rent, then Lessee shall pay to Lessor as damages a sum equal to the amount of such deficiency. Any such payments due Lessor shall be made upon demand therefor from time to time and Lessee agrees that Lessor may file suit to recover any sums falling due under the terms of this Section 16 from time to time. No delivery to or recovery by Lessor of any portion due Lessor hereunder shall be any defense in any action to recover any amount not theretofore reduced to judgment in favor of Lessor, nor shall such reletting be construed as an election on the part of Lessor to terminate this Lease Agreement unless a written notice of such intention be given to Lessee by Lessor. Notwithstanding any such termination of Lessee’s right of possession of the Leased Premises, Lessor may at any time thereafter elect to terminate this Lease Agreement. In any proceedings to enforce this Lease Agreement under this Section 16, Lessor shall be presumed to have used its reasonable efforts to relet the Leased Premises, and Lessee shall bear the burden of proof to establish that such reasonable efforts were not used.

C. Alter any and all locks and other security devices at the Leased Premises, and if it does so Lessor shall not be required to provide a new key or other access right to Lessee unless Lessee has cured all events of default; provided, however, that in any such instance, during Lessor’s normal business hours and at the convenience of Lessor, and upon the written request of Lessee accompanied by such written waivers and releases as Lessor may require, Lessor will escort Lessee or its authorized personnel to the Leased Premises to retrieve any personal belongings or other property of Lessee not subject to the Lessor’s lien or security interest described in Section 17. The provisions of this Section 16.C are intended to override and control any conflicting provisions of the Texas Property Code.

D. All agreements and provisions to be performed by Lessee under any of the terms of this Lease Agreement shall be at Lessee’s sole cost and expense and without any abatement of Rent. If Lessee shall fail to pay any sum of money, other than Base Rent, required to be paid by it hereunder or shall fail to cure any default and such failure shall continue for thirty (30) days after notice thereof by Lessor, then Lessor may, but shall not be obligated so to do, and without waiving or releasing Lessee from any obligations, make any such payment or perform any such act on Lessee’s part. All sums so paid by Lessor and all costs incurred by Lessor in taking such action shall be deemed Additional Rent hereunder and shall be paid to Lessor on demand, and Lessor shall have (in addition to all other rights and remedies of Lessor) the same rights and remedies in the event of the non-payment thereof by Lessee as in the case of default by Lessee in the payment of Rent.

E. All property removed from the Leased Premises by Lessor pursuant to any provisions of this Lease Agreement or of law may be handled, removed or stored by Lessor at the cost and expense of Lessee, and Lessor shall in no event be responsible for the value, preservation or safekeeping thereof. Lessee shall pay Lessor for all expenses incurred by Lessor in such removal and storage charges against such property so long as the same shall be in Lessor’s possession or under Lessor’s control. All property not removed from the Leased Premises or retaken from storage by Lessee within thirty (30) days after the end of the Term, however terminated, or within thirty (30) days after notice to remove same by Lessor shall, at Lessor’s election, be conclusively deemed to have been conveyed by Lessee to Lessor as by bill of sale without further payment or credit by Lessor to Lessee.

F. In connection with the exercise by Lessor of its rights and remedies in respect of any event of default on the part of Lessee, to the extent (but no further) that Lessor is required by applicable Texas law to mitigate damages, or to use efforts to do so, and such requirement cannot be lawfully and effectively waived (it being the intention of Lessor and Lessee that such requirements be and are hereby WAIVED to the maximum extent permitted by applicable law), Lessee agrees in favor of Lessor that Lessor shall not be deemed to have failed to mitigate damages, or to have used the efforts required by law to do so, because:

(1)	Lessor leases other space in the Building which is vacant prior to re-letting the Leased Premises;

(2)	Lessor refuses to relet the Leased Premises to any affiliate of Lessee, or any principal of Lessee, or any affiliate of such principal (for purposes of this Lease, "affiliate" shall mean and refer to any person or entity controlling, under common control with, or controlled by, the party in question);

(3)	Lessor refuses to relet the Leased Premises to any person or entity whose creditworthiness Lessor in good faith deems unacceptable;

(4)	Lessor refuses to relet the Leased Premises to any person or entity because the use proposed to be made of the Leased Premises by such prospective tenant is not of a type and nature consistent with that of the other tenants in the Building as of the date Lessee defaults under this Lease Agreement, or because such use would, in the good faith opinion of Lessor, impose unreasonable or excessive demands upon the Building;

(5)	Lessor refuses to relet the Leased Premises to any person or entity, or any affiliate of such person or entity, who has been engaged in litigation with, or who has threatened litigation against, Lessor or any of its affiliates, or whom Lessor in good faith deems to be unreasonably or excessively litigious;

(6)	Lessor refuses to relet the Leased Premises because the tenant or the terms and provisions of the proposed lease are not approved by the holders of any liens or security interests in the Building or any part thereof, or would cause Lessor to breach or be in default of, or to be unable to perform any of its covenants under, any agreements between Lessor and any third party;

(7)	Lessor refuses to relet the Leased Premises because the proposed tenant is unwilling to execute and deliver Lessor’s standard lease form without substantial tenant-oriented modifications or such tenant requires improvements to the Leased Premises to be paid at Lessor’s cost and expense; or

(8)	Lessor refuses to relet the Leased Premises to a person or entity whose character or reputation, or the nature of whose business, Lessor in good faith deems unacceptable;

and it is further agreed that each and all of the grounds for refusal set forth in clauses (1) through (8) above, both inclusive, of this sentence are reasonable grounds for Lessor's refusal to relet the Leased Premises, or (as to all other provisions of this Lease Agreement) for Lessor's refusal to issue any approval, or take any other action, of any nature whatsoever under this Lease Agreement. In the event the waiver set forth in this Section 16.E shall be ineffective, Lessee further agrees in favor of Lessor, to the maximum extent to which it may lawfully and effectively do so, that the following efforts to mitigate damages if made by Lessor (and without obligating Lessor to render such efforts) shall be conclusively deemed reasonable, and that Lessor shall be conclusively deemed to have used the efforts to mitigate damages required by applicable law if: Lessor places the Leased Premises on its inventory of available space in the Building; Lessor makes such inventory available to brokers who request same; and Lessor shows the Leased Premises to prospective tenants (or their brokers) who request to see it.

SEC. 17 HOLD HARMLESS: INTENTIONALLY DELETED.

SEC. 18 LIEN FOR RENT: To secure payment of all rent due and to become due hereunder, and the faithful performance of all the other covenants of the Lease Agreement required to be performed by Lessee, Lessee hereby gives to Lessor an express contract lien on and security interest in and to all property, chattels or merchandise which may be placed in the Leased Premises and also upon all proceeds of any insurance which may accrue to Lessee by reason of damage to or destruction of such property. All exemption laws are hereby waived by Lessee. This lien and security interest are given in addition to Lessor's statutory lien(s) and shall be cumulative thereto. This lien and security interest may be foreclosed with or without Court proceedings, by public or private sale, with at least five (5) days written notice to Lessee and Lessor shall have the right to become purchaser, upon being the highest bidder at such sale with the proceeds from any sale being credited towards any outstanding amounts due under this Lease Agreement. Upon request of Lessor, Lessee agrees to execute Uniform Commercial Code financing statements relating to the aforesaid security interest.

SEC. 19 NON-WAIVER: Neither acceptance of rent by Lessor nor failure by Lessee, whether singular or repetitive, shall constitute a waiver of any of Lessor's rights hereunder. Waiver by Lessor of any right for any default of Lessee shall not constitute a waiver of any right for either a subsequent default of the same obligation or any other default. No act or thing done by Lessor or its agent shall be deemed to be an acceptance or surrender of the Leased Premises and no agreement to accept a surrender of the Leased Premises shall be valid unless it is in writing and signed by a duly authorized officer or agent of Lessor.

SEC. 20 RULES AND REGULATIONS: Lessee shall comply with, and Lessee shall cause its visitors, employees, contractors, agents, invitees and licensees to comply with, all laws, ordinances, orders, rules and regulations (state, federal, municipal and other agencies or bodies having any jurisdiction thereof) relating to the use, condition or occupancy of the Leased Premises. Such reasonable rules and regulations applying to all tenants in the Building as may be hereafter adopted by Lessor for the safety, care and cleanliness of the premises and the preservation of good order thereon, are hereby made a part hereof and Lessee agrees to comply with all such rules and regulations. Lessor shall have the right at all times to change such rules and regulations or to amend them in any reasonable manner as may be deemed advisable by Lessor, all of which changes and amendments will be sent by Lessor to Lessee in writing and shall be thereafter carried out and observed by Lessee. The current rules and regulations of the Building are set forth in Exhibit “C” attached hereto and made a part hereof for all purposes

SEC. 21 ASSIGNMENT BY LESSOR: Lessor shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Complex, and in such event and upon such transfer no further liability or obligation shall thereafter accrue against Lessor hereunder. Furthermore, Lessee specifically agrees to look solely to Lessor’s interest in the Complex for the recovery of any judgment from Lessor, it being agreed that the Lessor Parties shall never be personally liable for any such judgment.

SEC. 22 SEVERABILITY: This Lease Agreement shall be construed in accordance with the laws of the State of Texas. If any clause or provision of this Lease Agreement is illegal, invalid or unenforceable, under present or future laws effective during the Term hereof, then it is the intention of the parties hereto that the remainder of this Lease Agreement shall not be affected thereby, and it is also the intention of both parties that in lieu of each clause or provision that is illegal, invalid or unenforceable, there be added as part of this Lease Agreement a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

SEC. 23 SIGNS: No signs of any kind or nature, symbol or identifying mark shall be put on the Building, in the halls, elevators, staircases, entrances, parking areas or upon the doors or walls, whether plate glass or otherwise, of the Leased Premises or within the Leased Premises so as to be visible from the public areas or exterior of the Building without prior written approval of Lessor. All signs or lettering shall conform in all respects to the sign and/or lettering criteria established by Lessor.

SEC. 24 SUCCESSORS AND ASSIGNS: Lessor and Lessee agree that all provisions hereof are to be construed as covenants and agreements as though the words imparting such covenants were used in each separate paragraph hereof, and that, except as restricted by the provisions of the section entitled “Subletting and Assigning” hereof, this Lease Agreement and all the covenants herein contained shall be binding upon the parties hereto, their respective heirs, legal representatives, successors and assigns.

SEC. 25 SUBORDINATION:

A. Lessee covenants and agrees with Lessor that this Lease Agreement is subject and subordinate to that certain Deed of Trust, Assignment of Leases and Rents and Security Agreement dated effective as of December 20, 2012 executed for the benefit of Citigroup Global Markets Realty Corp and its successors, which deed of trust was filed for record and recorded in the Real Property Records of Harris County, Texas (the “Existing Mortgage”) and any other mortgage, deed of trust, ground lease and/or security agreement which may now or hereafter encumber the Building or any interest of Lessor or its affiliates therein and/or the contents of the Building, and to any advances made on the security thereof and to any and all increases, renewals, modifications, consolidations, replacements and extension thereof (the Existing Mortgage and such other mortgages, deed of trust, ground leases and security agreements are collectively referred to herein as the “Mortgages”). In the event of the enforcement by any owner, beneficiary or holder of any such Mortgages of the remedies provided for by law or by such Mortgages, Lessee does hereby attorn to such owner, beneficiary or holder, as its lessor, said attornment to be effective without the execution of any further instruments on the part of any of the parties hereto, immediately upon Lessee receiving notice from such owner, beneficiary or holder that such party has succeeded to the interest of Lessor under this Lease Agreement. This provision shall be self-operative and no further instrument of subordination or attornment need be required by any owner, beneficiary or holder of any such Mortgages. Upon request by any owner, beneficiary or holder of any such Mortgages, whether before or after the enforcement of its remedies, Lessee shall execute and deliver an instrument or instruments confirming and evidencing the attornment herein set forth; provided, however, that any ground lessor, the trustee, the beneficiary or the secured party under any Mortgages shall agree that Lessee’s peaceable possession of the Leased Premises will not be disturbed on account thereof as long as Lessee is not in default of any of the terms and covenants of this Lease Agreement. Lessee, upon request of any person or party succeeding to the interest of Lessor as a result of such enforcement, will automatically become the Lessee of such ground lessor or successor in interest without any change in the terms or other provisions of this Lease Agreement; provided, however, that such ground lessor or successor in interest shall not be (a) liable for any act or omission of any prior landlord, (b) for any liability or obligation of any prior landlord occurring prior to the date such ground lessor or successor in interest acquires title to the Building, (c) bound by any payment of Base Rent more than one (1) month in advance except prepayments in the nature of security for the performance by Lessee of its obligations under this Lease Agreement, or (d) bound by any amendment or modification of this Lease Agreement made without the written consent of such ground lessor or such successor in interest. Notwithstanding anything contained in this Lease Agreement to the contrary, in the event of any default by Lessor in performing its covenants or obligations hereunder, Lessee shall give written notice of such default (which notice shall specify the exact nature of said default and how the same may be cured) to the holder of the Existing Mortgage and the owner or holder of any other Mortgages who has theretofore notified Lessee in writing of its interest and the address to which notices are to be sent, and thereupon the holder of the Existing Mortgage and the owner or holder of any such other Mortgages shall have the right (but not the obligation) to cure such default. Lessee shall not exercise any rights afforded by this Lease Agreement (if any) including, without limitation, terminating this Lease Agreement and abating the rent payable thereunder by reason of such default unless and until Lessee has afforded the holder of the Existing Mortgage and the owner or holder of any such other Mortgages thirty (30) days after the expiration of such time as Lessor was permitted to cure such default and a reasonable period of time in addition thereto (i) if the circumstances are such that said default cannot reasonably be cured within said thirty (30) day period and the holder of the Existing Mortgage and/or the owner or holder of any such other Mortgages has commenced and is diligently pursuing such cure, or (ii) during and after any litigation action including a foreclosure, bankruptcy, possessory action or a combination thereof. All notices to the holder of the Existing Mortgage shall be forwarded to Citigroup Global Markets Realty Corp, 388 Greenwich Street, 19th Floor, New York, New York 10013 Attn: Ana Rosu Marmann or such other address as may be specified by the holder of the Existing Mortgage. This Lease Agreement is further subject to and subordinate to all matters of record in Harris County, Texas.

B. Notwithstanding anything to the contrary set forth above, any beneficiary under any deed of trust may at any time subordinate its deed of trust to this Lease Agreement in whole or in part, without any need to obtain Lessee’s consent, by execution of a written document subordinating such deed of trust to the Lease Agreement to the extent set forth in such document and thereupon the Lease Agreement shall be deemed prior to such deed of trust to the extent set forth in such document without regard to their respective dates of execution, delivery and/or recording. In that event, to the extent set forth in such document, such deed of trust shall have the same rights with respect to this Lease Agreement as would have existed if this Lease Agreement had been executed, and a memorandum thereof, recorded prior to the execution, delivery and recording of the deed of trust.

SEC. 26 ACCESS BY LESSOR: INTENTIONALLY DELETED.

SEC. 27 TAX PROTEST: Lessee waives all rights under the Texas Property Tax Code, now or hereafter in effect, including all rights under Section 41.413 thereof, granting to tenants of real property or lessees of tangible personal property the right to protest the appraised value, or receive notice of reappraisal, of all or any part of the Complex, irrespective of whether Lessor has elected to protest such appraised value. To the extent such waiver is prohibited, Lessee appoints Lessor as its attorney-in-fact, coupled with an interest, to appear and take all actions on behalf of Lessee which Lessee may take under the Texas Property Tax Code.

SEC. 28 HOLDING OVER: In the event of holding over by Lessee after the expiration or termination of the Lease Agreement, such hold over shall be as a tenant at will and all of the terms and provisions of this Lease Agreement shall be applicable during such period, except that Lessee shall pay Lessor as rental for the period of such hold over an amount equal to one hundred and fifty (150%) percent the rent payable by Lessee for the month immediately preceding the holdover period, and Lessee will vacate the Leased Premises and deliver the same to Lessor upon Lessee's receipt of notice from Lessor to vacate the Leased Premises. The rental payable during such hold over period shall be payable to Lessor on demand. No holding over by Lessee, whether with or without consent of Lessor, shall operate to extend this Lease Agreement except as herein provided. In the event of any unauthorized holding over, Lessee shall also indemnify, defend (with counsel reasonably acceptable to Lessor) and hold harmless the Lessor Parties against all claims for damages against the Lessor Parties as a result of Lessee’s possession of the Leased Premises, including, without limitation, claims for damages by any other tenant to which Lessor may have leased all or any part of the Leased Premises effective upon the termination of this Lease Agreement. Notwithstanding anything contained herein to the contrary, under no circumstances shall Lessee be liable for any consequential, special or incidental damages incurred by Lessor as a result of any holding over in the Leased Premises by Lessee for the first month of any such holdover period.

SEC. 29 INDEPENDENT OBLIGATION TO PAY RENT: It is the intention of the parties hereto that the obligations of Lessor and Lessee hereunder shall be separate and independent covenants and agreements, that the rent and all other sums payable by Lessee hereunder shall continue to be payable in all events and that the obligations of Lessee hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease Agreement.

Lessee agrees that it will remain obligated under this Lease Agreement in accordance with its terms, and that it will not take any action to terminate, rescind or void this Lease Agreement, notwithstanding (a) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceeding affecting Lessor or any assignee of Lessor in any such proceeding and (b) any action with respect to this Lease Agreement which may be taken by any trustee or receiver of Lessor or of any assignee of Lessor in any such proceeding or by any court in any such proceeding.

Except as otherwise expressly provided herein, Lessee waives the right (a) to quit, terminate or surrender this Lease Agreement or the Leased Premises or any part thereof, or (b) to any abatement, suspension, deferment or reduction of the rent or any other sums payable under this Lease Agreement.

SEC. 30 INDEMNITY; RELEASE AND WAIVER; INSURANCE:

A. Lessee hereby agrees to indemnify, protect, defend and hold the Lessor Parties harmless from and against any and all liabilities, claims, causes of action, fines, damages, suits and expenses, including reasonable attorneys’ fees and necessary litigation expenses (collectively, the “Claims”), arising from Lessee’s use, occupancy or enjoyment of the Leased Premises and its facilities for the conduct of its business or from any activity, work or thing done, permitted, omitted or suffered by Lessee and its partners, officers, directors, employees, agents, servants, contractors, customers, licensees and invitees in or about the Leased Premises, INCLUDING ANY CLAIMS RESULTING FROM THE ORDINARY NEGLIGENCE OF THE LESSOR PARTIES, BUT NOT THE SOLE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LESSOR PARTIES and Lessee further agrees to indemnify, protect, defend and hold the Lessor Parties harmless from and against any and all Claims arising from any breach or default in the performance of any obligation on Lessee’s part to be performed under the terms of this Lease Agreement or arising from any gross negligence or willful misconduct of Lessee or any of its partners, officers, directors, employees, agents, servants, contractors, customers, licensees and invitees, EXCLUDING ANY CLAIMS RESULTING FROM THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LESSOR PARTIES. In case any action or proceeding shall be brought against the Lessor Parties by reason of any such Claim, Lessee, upon notice from Lessor, shall provide a separate defense to same at Lessee’s sole cost and expense by counsel reasonably satisfactory to Lessor. The indemnity obligations of Lessee under this Section 30 shall survive the expiration or earlier termination of this Lease Agreement.

B. Lessor shall defend, indemnify, and hold harmless Tenant and its agents from and against all Claims, for any loss arising from any occurrence in or on the Common Areas; however, such indemnity shall not apply to the gross negligence or willful misconduct of Tenant or its invitees, servants, contractors, customers, licensees and agents.

C. Lessee hereby releases the Lessor Parties from any and all claims or causes of action whatsoever which Lessee might otherwise now or hereafter possess resulting in or from or in any way associated with any loss covered or which should have been covered by insurance in accordance with the requirements of this Lease Agreement, REGARDLESS OF CAUSE OR ORIGIN OF SUCH LOSS OR DAMAGE, INCLUDING, WITHOUT LIMITATION, SOLE, JOINT, OR CONCURRENT NEGLIGENCE OF THE LESSOR PARTIES, including the deductible and/or uninsured portion thereof, maintained and/or required to be maintained by Lessee pursuant to this Lease Agreement.

D. Lessor and Lessee shall satisfy the insurance requirements as more particularly described on Exhibit “G” attached hereto and made a part hereof for all purposes. In no event shall Lessee’s liability under this Lease Agreement be limited by the amount of insurance required to be carried under Exhibit “G”.

SEC. 31 ENTIRE AGREEMENT: This instrument and any attached addenda or exhibits signed by the parties constitute the entire agreement between Lessor and Lessee; no prior written or prior or contemporaneous oral promises or representations shall be binding. This Lease Agreement shall not be amended, changed or extended except by written instrument signed by both parties hereto. Paragraph captions herein are for Lessor's and Lessee's convenience only, and neither limit nor amplify the provisions of this instrument. Lessee agrees, at Lessor's request, to execute a recordable Memorandum of this Lease Agreement.

SEC. 32 NOTICES: Whenever in this Lease Agreement it shall be required or permitted that notice or demand be given or served by either party to this Lease Agreement to or on the other, such notice or demand shall be given or served and shall not be deemed to have been given or served unless in writing and delivered personally or forwarded by Certified or Registered Mail, postage prepaid or other reputable common carrier guaranteeing next-day delivery, addressed as follows:

To the Lessor:	Pin Oak North Parcel TT, LLC
c/o Griffin Partners, Inc.
1177 West Loop South, Suite 1750
Houston, Texas 77027
Attn: Asset Manager

With copy to:
Griffin Partners, Inc.
6750 West Loop South, Suite 330
Bellaire, Texas 77401

To the Lessee:	Bio-Path Holdings, Inc.
4710 Bellaire Blvd., Suite 210
Bellaire, Texas 77401

At the Address noted for Lessee on the signature page hereof until the Commencement Date, at which time it shall become the Address of the Leased Premises.

Such addresses may be changed from time to time by either party by serving notice as above provided. Any such notice or demand shall be deemed to have been given on the date of receipted delivery, refusal to accept delivery or when delivery is first attempted but cannot be made due to a change of address for which no notice is given or three (3) business days after it shall have been mailed as provided in this Section 32, whichever is earlier.

SEC. 33 COMMENCEMENT DATE: Lessee shall, if requested by Lessor, execute and deliver to Lessor an Acceptance of Premises Memorandum of the Leased Premises, the form of which is attached as Exhibit “D” attached hereto and made a part hereof for all purposes.

SEC. 34 RELOCATION OF LESSEE: Lessor shall have the option to relocate the Lessee (the "Relocation Option") to alternate space within the Building (the "Alternate Space"), which Alternate Space shall be (i) exterior facing (i.e. not facing the atrium within the Building), and (ii) of comparable size to or larger than the Leased Premises, in accordance with this Section 34. Lessor shall give Lessee not less than ninety (90) days prior written notice (the "Relocation Notice") of Lessor's exercise of the Relocation Option, which Relocation Notice shall include the date on which the Lessee shall be required to relocate or move and a description of the Alternate Space. Lessor shall pay all reasonable out-of-pocket costs and expenses of relocating Lessee (including the cost of preparing the Alternate Space for occupancy), provided (i) such costs are approved by Lessor in advance, which approval shall not be unreasonably withheld, conditioned or delayed and (ii) Lessee provides Lessor with documentation reasonably acceptable to Lessor confirming that Lessee in fact incurred such costs. In the event of such relocation, the Alternate Space shall for all purposes be deemed the Leased Premises hereunder and this Lease Agreement shall continue in full force and effect without any change in the other terms or conditions hereof (including Lessee’s pro rata share, as set forth in Section 6.C, and the amounts payable by Lessee for Base Rent). Lessee agrees to cooperate with Lessor and/or its contractors, agents and employees in connection with such relocation so that the Alternate Space will be ready for occupancy on the anticipated relocation commencement date. Notwithstanding anything contained herein to the contrary, Lessor agrees that it shall not exercise the Relocation Option more than one (1) time during the primary Term of this Lease Agreement.

SEC. 35 BROKERS: Lessee warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease Agreement, excepting only the broker(s) named Transwestern for Lessor and Coldwell Banker Commercial United for Lessee and that it knows of no other real estate broker(s) or agent(s) who is(are) or might be entitled to a commission in connection with this Lease Agreement. Lessor shall agree to pay all real estate commissions due in connection with this Lease Agreement only to the broker(s) named herein, provided Lessor and such broker have entered into a separate commission agreement. Lessee agrees to indemnify, defend (with counsel reasonably acceptable to Lessor) and hold harmless the Lessor Parties from and against any liability from all other claims for commissions arising from the negotiation of this Lease Agreement.

SEC. 36 ESTOPPEL CERTIFICATES: From time to time after Lessee accepts the Leased Premises, within ten (10) days after request in writing therefor from Lessor, Lessee agrees to execute and deliver to Lessor, or to such other addressee or addresses as Lessor may designate (and Lessor and any such addressee may rely thereon), a statement in writing in the form of Exhibit “E” or in such other form and substance satisfactory to Lessor (herein called “Lessee's Estoppel Certificate”), certifying to all or any part of the information provided for in Exhibit “E” as is requested by Lessor.

SEC. 37 NAME CHANGE: Lessor and Lessee mutually covenant and agree that Lessor hereby reserves and shall have the right at any time and from time to time to change the name of the Building or the address of the Building as Lessor may deem advisable, and Lessor shall not incur any liability whatsoever to Lessee as a consequence thereof.

SEC. 38 BANKRUPTCY: If a petition is filed by or against Lessee for relief under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and Lessee (including for purposes of this Section Lessee’s successor in bankruptcy, whether a trustee or Lessee as debtor in possession) assumes and proposes to assign, or proposes to assume and assign, this Lease Agreement pursuant to the provisions of the Bankruptcy Code to any person or entity who has made or accepted a bona fide offer to accept an assignment of this Lease Agreement on terms acceptable to Lessee, then notice of the proposed assignment setting forth (a) the name and address of the proposed assignee, (b) all of the terms and conditions of the offer and proposed assignment, and (c) the adequate assurance to be furnished by the proposed assignee of its future performance under the Lease Agreement, shall be given to Lessor by Lessee no later than twenty (20) days after Lessee has made or received such offer, but in no event later than ten (10) days prior to the date on which Lessee applies to a court of competent jurisdiction for authority and approval to enter into the proposed assignment. Lessor shall have the prior right and option, to be exercised by notice to Lessee given at any time prior to the date on which the court order authorizing such assignment becomes final and non-appealable, to receive an assignment of this Lease Agreement upon the same terms and conditions, and for the same consideration, if any, as the proposed assignee, less any brokerage commissions which may otherwise be payable out of the consideration to be paid by the proposed assignee for the assignment of this Lease Agreement. If this Lease Agreement is assigned pursuant to the provisions of the Bankruptcy Code, Lessor: (i) may require from the assignee a deposit or other security for the performance of its obligations under the Lease Agreement in an amount substantially the same as would have been required by Lessor upon the initial leasing to a Lessee similar to the assignee; and (ii) shall receive, as additional rent, the sums and economic consideration described in Section 12.A(3)(e). Any person or entity to which this Lease Agreement is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed, without further act or documentation, to have assumed all of the Lessee’s obligations arising under this Lease Agreement on and after the date of such assignment. Any such assignee shall, upon demand, execute and deliver to Lessor an instrument confirming such assumption. No provision of this Lease Agreement shall be deemed a waiver of Lessor’s rights or remedies under the Bankruptcy Code to oppose any assumption and/or assignment of this Lease Agreement, to require a timely performance of Lessee’s obligations under this Lease Agreement, or to regain possession of the Leased Premises if this Lease Agreement has neither been assumed on or rejected within sixty (60) days after the date of the order for relief or within such additional time as a court of competent jurisdiction may have fixed. Notwithstanding anything in this Lease Agreement to the contrary, all amounts payable by Lessee to or on behalf of Lessor under this Lease Agreement, whether or not expressly denominated as rent, shall constitute rent for the purposes of Section 502(b)(6) of the Bankruptcy Code.

SEC. 39 TELECOMMUNICATIONS PROVIDERS: In the event Lessee wishes to use, at any time during the Term of this Lease Agreement, the services of a telecommunications provider whose equipment or service is not then in the Building, no such provider shall be entitled to enter the Building or commence providing such service without first obtaining the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed. Lessor may condition its consent on such matters as Lessor deems reasonably appropriate including, without limitation, (i) such provider agreeing to an easement or license agreement in form and substance satisfactory to Lessor, (ii) Lessor having been provided and approved the plans and specifications for the equipment to be installed in the Building, (iii) Lessor has received, prior to the commencement of such work, such indemnities, bonds or other financial assurances as Lessor may require, (iv) the provider agreeing to abide by all Building rules and regulations, and agreeing to provide Lessor an “as built” set of plans and specifications, (v) the provider agreeing to pay Lessor such compensation as Lessor determines to be reasonable, and (vi) Lessor having determined that there is adequate space in the Building for the placement of all of such provider’s lines and equipment.

SEC. 40 HAZARDOUS SUBSTANCES:

A. Lessee shall not cause or permit any Hazardous Substance (as hereinafter defined) to be used, stored, generated or disposed of on or in the Complex by Lessee, Lessee’s agents, employees, contractors or invitees. If Hazardous Substances are used, stored, generated or disposed of on or in the Complex, or if the Complex becomes contaminated in any manner due to the actions or omissions of Lessee or its agents, employees, contractors or invitees, Lessee shall indemnify, defend (with counsel reasonably acceptable to Lessor) and hold the Lessor Parties harmless from any and all claims, damages, fines, judgments, penalties, costs, liabilities and losses (including, without limitation, a decrease in value of the Complex, damages caused by loss or restriction of rentable or usable space or any damages caused by adverse impact on marketing of the space and any and all sums paid for settlement of claims, attorneys’ fees, consultant and expert fees) arising during or after the Term and as a result of such use, storage, generation, disposal or contamination. This indemnification includes, without limitation, any and all costs incurred because of any investigation of the site or any cleanup, removal or restoration mandated by a federal, state or local agency or political subdivision. Without limitation of the foregoing, if Lessee causes or permits the presence of any Hazardous Substance on the Complex that results in contamination, Lessee shall promptly, at its sole expense, take any and all necessary actions to return the Complex to the condition existing prior to the presence of any such Hazardous Substance on the Complex; provided, however, Lessee must obtain Lessor’s prior written approval, not to be unreasonably withheld, conditioned or delayed, for any such remedial action. The indemnity obligations of Lessee under this Section 39 shall survive the expiration or earlier termination of this Lease Agreement.

B. As used herein, “Hazardous Substance” means any substance (i) that is toxic, ignitable, reactive or corrosive or that is regulated by any local, state or federal law, and includes any and all material or substances that are defined as “hazardous waste”, “extremely hazardous waste”, “hazardous substance” or a “hazardous material” pursuant to any such laws and includes, but is not limited to, asbestos, polychlorobiphenyls and petroleum and any fractions thereof and (ii) which is now or hereafter considered a biological contaminant or which could adversely impact air quality, including mold, fungi and other bacterial agents. Notwithstanding anything in this Section 39 to the contrary, “Hazardous Substances” shall not include materials commonly used in the ordinary operations of a general office building, provided that (1) such materials are used and stored in the Leased Premises in quantities ordinarily used and stored in comparable general office space, (2) such materials are not introduced into the Building’s plumbing systems or are not otherwise released or discharged in the Leased Premises or the Building and (3) and such materials are in strict compliance with local, state or federal law.

SEC. 41 NO MONEY DAMAGES FOR FAILURE TO CONSENT: Wherever in this Lease Agreement Lessor’s consent or approval is required, if Lessor refuses to grant such consent or approval, whether or not Lessor expressly agreed that such consent or approval would not be unreasonably withheld, Lessee shall not make, and Lessee hereby waives, any claim for money damages (including any claim by way of set-off, counterclaim or defense) based upon Lessee’s claim or assertion that Lessor unreasonably withheld or delayed its consent or approval. Lessee’s sole remedy shall be an action or proceeding to enforce such provision, by specific performance, injunction or declaratory judgment. EXCEPT AS PROVIDED IN SECTION 28 OF THIS LEASE AGREEMENT, IN NO EVENT SHALL THE LESSOR OR LESSEE PARTIES BE LIABLE FOR, AND LESSEE AND LESSOR HEREBY WAIVE ANY CLAIM FOR, ANY INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS OPPORTUNITY, ARISING UNDER OR IN CONNECTION WITH THIS LEASE AGREEMENT.

SEC. 42 ACKNOWLEDGMENT OF NON-APPLICABILITY OF DTPA: It is the understanding and intention of the parties that Lessee’s rights and remedies with respect to the transactions provided for and contemplated in this Lease Agreement (collectively, this “Transaction”) and with respect to all acts or practices of Lessor, past, present or future, in connection with this Transaction, are and shall be governed by legal principles other than the Texas Deceptive Trade Practices - Consumer Protection Act (the “DTPA”). Accordingly, Lessee hereby (a) agrees that under Section 17.49(f) of the DTPA this Transaction is not governed by the DTPA and (b) certifies, represents and warrants to Lessor that (i) Lessee has been represented by legal counsel in connection with this Transaction who has not been directly or indirectly identified, suggested or selected by the Lessor and Lessee has conferred with Lessee’s counsel concerning all elements of this Lease Agreement (including, without limitation, this Section 41) and this Transaction and (ii) the Leased Premises will not be occupied by Lessee as Lessee’s family residence. Lessee expressly recognizes that the total consideration as agreed to by Lessor has been predicated upon the inapplicability of the DTPA to this Transaction and that Lessor, in determining to proceed with the entering into of this Lease Agreement, has expressly relied on the inapplicability of the DTPA to this Transaction.

SEC. 43 ATTORNEYS’ FEES: In the event either party defaults in the performance of any of the terms, agreements or conditions contained in this Lease Agreement and the other party places the enforcement of this Lease Agreement, or any part thereof, or the collection of any rent due or to become due hereunder, or recovery of the possession of the Leased Premises, in the hands of an attorney who files suit upon the same, and should such non-defaulting party prevail in such suit, the defaulting party agrees to pay the other party’s reasonable attorneys’ fees.

SEC. 44 AUTHORITY OF LESSEE: If Lessee is a corporation, partnership or other entity, Lessee warrants and represents unto Lessor that (a) Lessee is a duly organized and existing legal entity, in good standing in the State of Texas, (b) Lessee has full right and authority to execute, deliver and perform this Lease Agreement, (c) the person executing this Lease Agreement was authorized to do so and (d) upon request of Lessor, such person will deliver to Lessor satisfactory evidence of his or her authority to execute this Lease Agreement on behalf of Lessee.

SEC. 45 INABILITY TO PERFORM: Whenever a period of time is prescribed for the taking of an action by Lessor, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist attacks (including bio-chemical attacks), civil disturbances and other causes be yond the reasonable control of the Lessor (“Force Majeure” ).

SEC. 46 JOINT AND SEVERAL TENANCY: If more than one person executes this Lease Agreement as Lessee, their obligations hereunder are joint and several, and any act or notice of or to, or refund to, or the signature of, any one or more of them, in relation to the renewal or termination of this Lease Agreement, or under or with respect to any of the terms hereof shall be fully binding on each and all of the persons executing this Lease Agreement as a Lessee.

SEC. 47 EXECUTION OF THIS LEASE AGREEMENT: The submission of an unsigned copy of this Lease Agreement to Lessee for Lessee’s consideration does not constitute an offer to lease the Leased Premises or an option to or for the Leased Premises. This Lease Agreement shall become effective and binding only upon the execution and delivery of this Lease Agreement by both Lessor and Lessee.

SEC. 48 WAIVER OF TRIAL BY JURY; COUNTERCLAIM: Lessor and Lessee hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matters in any way arising out of or connected with this Lease Agreement, the relationship of Lessor and Lessee, Lessee’s use or occupancy of the Leased Premises, or the enforcement of any remedy under any applicable law, rule, statute, order, code or ordinance. If Lessor commences any summary proceeding against Lessee, Lessee shall not interpose any counterclaim of any nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Lessee from asserting in a separate action the claim which is the subject of the counterclaim), and will not seek to consolidate any such proceeding with any other action which may have been or will be brought in any other court by Lessee.

SEC. 49 CALCULATION OF TIME PERIODS: Should the calculation of any of the various time periods provided for herein result in an obligation becoming due on a Saturday, Sunday or legal holiday, then the due date of such obligation or scheduled time of occurrence of such event shall be delayed until the next business day.

SEC. 50 EXHIBITS: Exhibits A through G are attached hereto and made a part of this Lease Agreement.

SEC. 51 CHARGES IN LEASE: Lessor and Lessee agree that each provision of the Lease Agreement for determining charges, amounts, and expenses payable by Lessee is commercially reasonable and, as to each such charge or amount, constitutes a “method by which the charge is to be computed” for purposes of Section 93.012 of the Texas Property Code.

SEC. 52 COUNTERPARTS: This Lease Agreement may be executed in multiple counterparts, each of which is an original and all of which together constitutes one and the same document.

SEC. 53 EXTENSION OPTION: Provided no event of default has occurred and is continuing under this Lease Agreement, Lessee is hereby granted the option to extend the Lease Agreement Term for one (1) additional period of sixty (60) months ("Extension Term") commencing upon the expiration of the initial Lease Agreement Term on the same terms and conditions as contained in the other provisions of this Lease Agreement. This option shall be exercised only by delivery of written notice (the "Renewal Notice") to Lessor no later than six (6) months prior to the then-scheduled expiration date of this Lease Agreement. The Minimum Annual Rent for the Leased Premises during Extension Term shall be at the Market Rate (as hereinafter defined).

The term "Market Rate," as used in this Lease Agreement, shall mean the fair market value rental rate for space in comparable buildings in the Bellaire, Texas submarket taking into consideration the location, quality and age of the building, floor level, extent of leasehold improvements, if any, to be provided by Lessor, rent abatements, concessions, term, extent of services to be provided, distinction between "gross" and "net" Lease Agreement, expense stop, if any, base year, if any, or any other pertinent factor, at the time the particular rental rate under consideration became or is to become effective. Within thirty (30) days after receipt of Lessee's notice to renew, Lessor and Lessee shall use reasonable efforts to agree upon the Market Rate. If Lessee and Lessor shall fail to agree upon the Market Rate within such thirty (30) day period, then this renewal option shall expire and be considered null and void.

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IN WITNESS WHEREOF, Lessor and Lessee, acting herein by duly authorized individuals, have caused these presents to be executed in multiple counterparts, effective as of the latter of the dates indicated below (the “Effective Date”).

LESSOR:
PIN OAK NORTH PARCEL TT, LLC,
a Delaware limited liability company

By:	/s/ F. Jonathan Dracos

Name:	F. Jonathan Dracos
Title:	President
Date:	April 16, 2014

LESSEE:
BIO-PATH HOLDINGS, INC.,
a Utah corporation

By:	/s/ Peter H. Nielsen

Name:	Peter H. Nielsen
Title:	President and Chief Executive Officer
Date:	April 9, 2014